EXHIBIT 99.2

February 2nd, 2023
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q4 & Full Year 2022 Earnings Call

Christopher Clark
Vice President, Corporate Communications, GoPro, Inc.

Enclosed is GoPro’s fourth quarter and full year 2022 earnings report. Following this brief introduction is management commentary from GoPro’s CEO, Nicholas Woodman, and CFO and COO, Brian McGee. This commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today, including but not limited to any continued impact of the COVID-19 pandemic and the war in Ukraine. This means that results could change at any time. Our commentary about our business results and outlook is based on the information available as of today’s date, and we do not undertake any obligation to update these statements as a result of new information or future events. To better understand the risks and uncertainties that could cause actual results to differ from our commentary, we refer you to our most recent annual report on Form 10-K for the year ended December 31, 2021, which is on file with the Securities and Exchange Commission (“SEC”) and in other reports that we may file from time to time with the SEC.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss, EBITDA as well as basic and diluted net profit and loss per share in accordance with GAAP, and on a non-GAAP basis. We believe that non-GAAP information is useful because it can enhance the understanding of our ongoing economic performance. We use non-GAAP reporting internally to evaluate and manage our operations, and we choose to provide this information to enable investors to perform comparisons of operating results in a manner similar to how we analyze our own operating results. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, which is posted on the investor relations section of our website.

In addition to the earnings press release, we have posted slides containing detailed financial data and metrics for the fourth quarter and full year of 2022. These slides, as well as a link to today’s live webcast and a replay of this conference call are posted on the investor relations section of GoPro’s website for your reference. Unless otherwise noted, all income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Thank you for reading GoPro’s Q4 and 2022 management commentary. I first want to congratulate and thank everybody at GoPro, past and present, who’ve contributed to GoPro’s incredible 20-year history. In Q4 2022 we celebrated our 20-year anniversary and it’s been inspiring to consider how far we’ve come from our first product, a 35mm film camera designed to be worn on the wrist while surfing, to today – one of the world’s most popular brands serving millions of the world’s most active, creative and inspired humans. Gratitude to all!

The strength of our brand and our subscription-based business strategy was evident in 2022, helping us deliver impressive results despite the macroeconomic headwinds that confronted most consumer facing businesses throughout the year. We certainly had our fair share of challenges, but we’re proud of how our employees and partners executed to help deliver 2022 revenue of $1.09 billion along with GAAP EPS of $0.18 and non-GAAP EPS of $0.47. And 2022 was our fourth consecutive profitable year on a non-GAAP basis. Additionally in 2022, we generated $95 million of EBITDA, or 9% of revenue, and used a portion of those proceeds to buy back $40 million of stock.

2022 benefitted from our complementary direct-to-consumer and retail channels – with each meaningfully contributing to our business throughout the year. Direct-to-consumer revenue from GoPro.com was 40% of overall revenue in Q4 and 38% for the full year of 2022, up from 33% and 34% in the prior year, respectively. In addition, our GoPro.com business grew 5% in 2022 over 2021 driven by 52% growth in subscription and services revenue. We estimate GoPro.com revenue growth was 12% in constant currency.

Like many companies, GoPro's results for the year and quarter were impacted by a stronger U.S. dollar. On a constant currency basis, we estimate that revenue for the year would have been approximately $50 million higher, or 5% above actual results. Gross margin would have been nearly 41% versus 38.1% actual results and EBITDA to revenue approximately 13% versus 9% actual results. Considering the global Fx and macroeconomic challenges, we believe our 2022 results reflect the strength of our subscription-based business model and the strong execution of our teams.

Our high-margin subscription business is serving as a powerful financial engine, contributing meaningfully to our bottom line and importantly building LTV into our model as the GoPro subscription is becoming increasingly synonymous with being a GoPro camera owner.

In 2022, we grew GoPro subscribers 43% year-over-year to 2.25 million, exceeding our annual target of 2.2 million subscribers. Our subscription business is now generating more than $100 million in annual recurring revenue with gross margin of 70-80%.

The subscription attach rate from customers who purchase their cameras at GoPro.com has consistently been well over 90%. We’ve also been very focused on improving the attach rate of customers who buy their cameras at retail and later subscribe via our app. In Q4, we grew the attach rate of this cohort approximately 15% year-over-year, to nearly 30%. And for the full year of 2022, the volume of new subscribers gained via our app outpaced new subscribers gained via camera sales at GoPro.com. That both our retail and direct channels are now contributing significantly to subscription growth is a sign of the subscription’s value to consumers, regardless of where they purchase their cameras.

Driving subscriber engagement is another key area of focus for us which supports retention and LTV. New features that enhance capability and convenience are key drivers of engagement – like automatic highlight videos that are sent to subscribers after their footage auto-uploads to their GoPro cloud accounts, and the automatic clearing of the camera’s SD card once that upload is complete.

We believe convenient features like this contributed to a 58% increase year-over-year in subscribers connecting their HERO11 cameras to our cloud vs. HERO10 subscribers in 2021. Additionally, content uploads to the cloud increased 65% year-over-year for HERO11 subscribers vs. HERO10 subscribers in 2021. We believe these features also contributed to an increase in camera usage amongst our broader customer base – in 2022, camera usage increased 15% year-over-year to approximately 15 million unique cameras connecting to our app.

Subscribers also benefit from convenient cloud-based editing tools and a robust mobile app editing experience. To drive engagement further, we’re significantly updating our app’s user-experience later this year with a focus on improving ease of use, speed and overall capability.

GoPro’s focus on building our direct-to-consumer channel has increased our understanding of consumer behavior and we are successfully leveraging this to drive engagement and LTV. While still early in this journey, we see significant opportunities to add further value for new and existing subscribers.

For example, in 2023 we’re planning to launch a new desktop content management and editing experience that we believe will excite existing subscribers while expanding our TAM to court consumers who prefer a desktop environment when engaging with their personal content. Our research indicates that our upcoming desktop app will afford us the opportunity to roll out a higher priced, premium tier subscription to a new cohort of customers who desire even more performance, capability and convenience from GoPro. And we will also leverage our new desktop app to serve consumers who don’t own a GoPro, expanding the TAM of our software and service offerings to reach potential subscribers regardless of what camera or phone they use.

The future of GoPro is subscription-based and we’re laser-focused on what we believe is a significant high-margin growth opportunity.

2022 Highlights:

•PROFITABILITY + CASH FLOW: GoPro achieved GAAP profitability in a very challenging macroeconomic environment. And for the fourth consecutive year, GoPro was profitable on a non-GAAP basis, while also driving positive EBITDA of $95 million.
•HARDWARE LAUNCHES: Five new camera SKUs throughout the year including our new flagship HERO11 Black camera, as well as several derivatives including HERO11 Black Creator Edition, HERO11 Black Mini, HERO10 Bones and HERO10 Black Creator Edition.
•SOFTWARE + CLOUD LAUNCHES: Auto-highlights from the cloud, expanded mobile app capabilities and the announcement of our new desktop app coming in 2023 that will enable a premium subscription tier that syncs desktop, mobile and cloud for subscribers.
•SUBSCRIPTION MILESTONE: In August of 2022, we announced that we surpassed two million subscribers, representing more than $100 million in annual recurring revenue at 70-80% gross margin.
•EMMY® AWARD WINNING TECHNOLOGY: In February, we won our second Emmy® Award for in-camera sensor and software stabilization, the technology behind HyperSmooth and ReelSteady.
•A GREAT PLACE TO WORK: In November, we were recognized again by Outside Magazine as one of the 50 Best Places to Work – the only company with more than 200 employees to make the list. This is reflected in positive employee sentiment as well, with all-time high employee engagement scores and historically low undesired attrition.
•CORPORATE RESPONSIBILITY: Also in November, we published our inaugural Sustainability Report, which outlines our efforts to be a better global corporate citizen, sharing our progress toward inclusivity, environmental impact reductions and governance best practices.
•SHARE BUYBACKS: We bought back $40 million in stock, which covered our stock-based compensation expense for the year. We plan to continue to execute on our stock repurchase plan in 2023.

Our 2023 strategy is to maintain GoPro’s ongoing profitability while investing in critical long term growth opportunities that we believe will position GoPro well for when the global economy recovers. We’re investing in the people, technology and innovation that we believe will drive subscriber growth, retention and ultimately, LTV. This includes expanding our hardware lineup to court a broader consumer base and rolling out a sync’d mobile, cloud and desktop experience that will benefit new and existing subscribers with a new, premium subscription tier.

As I reflect on our 20 years in business, I’m most proud of the innovation GoPro has become known for, as well as our purpose – serving the world’s most active and creative people with digital imaging solutions that help them capture and share their lives in exciting ways. This purpose combines with the strength of our brand, our people and our subscription-based business model to give us confidence that we are well positioned for the future – despite near term challenges that we and many businesses are facing in 2023. In the meantime, we’re innovating towards an exciting tomorrow where we believe GoPro will serve significantly more people than we do today.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

Fourth quarter and full year 2022 financial results were in-line with our November guidance despite impacts from foreign exchange rates, inflation and other macroeconomic factors that challenged demand and increased competition for share of wallet when compared to the prior year. Q4’22 revenue was $321 million, with subscription and service revenue growing 30% year-over-year to over $22 million. GoPro continued to drive its subscriber base reaching 2.25 million, or 43% growth year-over-year, which represents over $100 million of annual recurring revenue going into 2023. Fourth quarter 2022 GAAP EPS was $0.02 and non-GAAP EPS was $0.12.

Full year 2022 revenue was $1.09 billion, down 6% year-over-year, and 2022 GAAP EPS was $0.18 and non-GAAP EPS was $0.47. In addition to macroeconomic factors that impacted unit volumes, 2022 revenue, gross margin and EPS were significantly impacted by a stronger U.S. dollar. On a constant currency basis, we estimate revenue would have been down 2% year-over-year, gross margin would have been nearly 41% and non-GAAP EPS would have been approximately $0.75.

Actual Q4’22 and full year 2022 results compared to guidance for the same period follows:

Fourth Quarter Results and Prior Guidance

	Q4’22 Results		Q4’22 Guidance
Revenue	$321	M	$325M +/- $40M
Unit sell-through	~900ku		~950ku
Street ASP	$378		~$370
Gross margin	35.1%		35.0.% +/- 50bps
Non-GAAP earnings per share	$0.12		$0.09 +/- $0.06

CCB = Constant Currency Basis	Actual				CCB
($ in thousands, except ASP)	Q4’22	Q4’21	Q4’22vs21		Q4’22*	Q4’22vs21
Revenue	$321	$391	(17.9)%		$341	(12.8)%
Gross Profit $	$113	$162	(30.2)%		$133	(17.6)%
Gross Margin %	35.1%	41.3%	(620)	bps	39.0%	(230)	bps
Adj. EBITDA as % Revenue	6.9%	18.3%	(1,140)	bps	12.4%	(590)	bps
Street ASP	$378	$379	(0.3)%		$401	6.0%
*: We estimate the table above in constant currency

Annual Results and Prior Guidance

	2022 Results		2022 Guidance
Revenue	$1,094	M	$1,100M +/- $40M
Unit sell-through	~2.9mu		~2.9mu
Street ASP	$389		~$390
Gross margin	38.1%		~38.0%
Non-GAAP earnings per share	$0.47		$0.45 +/- $0.07

CCB = Constant Currency Basis	Actual				CCB
($ in thousands, except ASP)	2022	2021	2022vs2021		2022*	2022vs2021
Revenue	$1,094	$1,161	(5.8)%		$1,144	(1.5)%
Gross Profit $	$417	$480	(13.2)%		$467	(2.7)%
Gross Margin %	38.1%	41.4%	(330)	bps	40.8%	(60)	bps
Adj. EBITDA as % Revenue	8.7%	14.5%	(580)	bps	12.7%	(180)	bps
Street ASP	$389	$369	5.4%		$407	10.3%
*: We estimate the table above in constant currency

Notable fourth quarter and 2022 performance highlights follow:

Q4’22:
•GoPro subscribers grew 43% year-over-year to approximately 2.25 million
•Subscription and service revenue grew 30% year-over-year to $22 million
•Unit sell-through was 900,000, down 9%, while unit sell-in of 850,000 was down 18%
•Street ASP was $378, flat year-over-year, or 6% growth in constant currency
•Gross margin was 35.1%, or 39.0% in constant currency
•GAAP EPS was $0.02 and non-GAAP EPS was $0.12
•Adjusted EBITDA was $22 million, or 7% of revenue, or 12% of revenue in constant currency

Full Year 2022:
•Subscription and service revenue grew 52% year-over-year to $82 million
•GoPro.com revenue was $411 million or 38% of total revenue, up 5% year-over-year, or 12% growth in constant currency
•EBITDA was $95 million
•Street ASP was $389, up 5% year-over-year, or 10% growth in constant currency
•GAAP EPS was $0.18 and non-GAAP was $0.47
•Paid down debt related to a convertible note of $125 million
•Repurchased approximately $40 million in shares of GoPro stock in 2022 ($8 million in Q4 2022), which covered our stock-based compensation expense of nearly $40 million

•Ended the year with cash of $367 million, down $172 million from 2021 related to the repayment of debt and stock repurchases

Customers continued to purchase our higher price point cameras in the fourth quarter and in 2022, with 90% of our camera revenue mix at suggested retail prices of $400 and above. This resulted in Q4’22 Street ASP of $378 and full year Street ASP of $389. Year-over-year, both our Q4’22 camera revenue mix and ASP were flat compared to Q4’21, primarily due to the strong U.S. dollar. On a constant currency basis, we estimate Q4 Street ASP would have been approximately $401, or up 6% year-over-year. For full year 2022, Street ASP grew 5% year-over-year due to camera revenue mix. Street ASP is defined as total reported revenue divided by camera units shipped.

Looking at Q4’22 revenue by geography, Europe decreased 24%, Americas decreased 21%, and Asia Pacific decreased 4% year-over-year driven by macroeconomic factors and a stronger U.S. dollar. Within the Americas region, U.S. Q4’22 revenue was down 18% year-over-year as global big box retailers continued to be impacted by macro factors along with actively reducing their on-hand inventory, which drove revenue, specifically at big box accounts, down 29% year-over-year. On an annual basis, revenue from Americas decreased 14% and Europe decreased 2%, while Asia Pacific increased 9% as the region emerged from 2021 lockdowns.

Fourth quarter revenue from our GoPro.com channel was $128 million, or 40% of total revenue. On a year-over-year basis, GoPro.com revenue was flat, but up 8% in constant currency. For 2022, revenue from the GoPro.com channel was $411 million or 38% of total revenue and grew 5% compared to $392 million in the prior year, which was 34% of total revenue in 2021. We estimate GoPro.com annual revenue grew 12% in constant currency. Retail revenue was $193 million in Q4’22, down 27% year-over-year, and was $683 million in 2022, down 11% year-over-year.

As we head into 2023, we continue to have several initiatives under way that we expect will drive continued engagement and growth in subscriptions. Subscription and services are integral to our strategy and represent our fastest growing and most profitable revenue stream, generating 70-80% gross margin.

GoPro subscriber count increased 43% year-over-year to approximately 2.25 million, with Q4’22 subscriber storage nearly doubling year-over-year. New subscriber attach rates on GoPro.com held in the mid-90%s, while the attach rate via our app from cameras purchased at retail was approximately 30% in the fourth quarter, up approximately 15% from a year ago. Additionally, we continue to see improvements in annual subscriber retention which was up 6% from the beginning of the year. We see additional runway for growth and are pursuing additional initiatives to increase retail attach via our app and improve overall subscriber retention.

Our Quik mobile subscription, which serves non-GoPro-owning consumers that use our app to edit their smartphone footage, also continues to do well, growing 26% year-over-year to 279,000 in Q4’22. Serving smartphone-centric Quik subscribers is helping us learn how to engage and retain consumers that don’t own a GoPro — an important TAM-expanding opportunity that we plan to target further with the launch of our upcoming premium-tier desktop app later this year.

Q4’22 demand as measured via sell-through was 50,000 units below our expectations at approximately 900,000 units, a 9% decrease from Q4’21. As anticipated, channel inventory decreased sequentially, but not as low as we expected, to approximately 685,000 units. Channel inventory was also up slightly year-over-year primarily due to HERO11 Black Mini, which was introduced later in the fourth quarter than our other new products. Absent the HERO11 Black Mini, channel inventory would have declined year-over-year. In 2022, sell-through was 2.9 million units, a 12% decrease year-over-year.

Q4’22 gross margin of 35.1% was in-line with our guidance range. On a constant currency basis, we estimate Q4’22 gross margin would have been 39.0%. Gross margin was 41.3% in Q4’21. Full year 2022 gross margin was 38.1% and on a constant currency basis, we estimate gross margin would have been 40.8%.

Fourth quarter operating expenses were flat year-over-year at $94 million, largely due to our continued cost management efforts. For the full year 2022, operating expenses increased 2% to $331 million, primarily due to advertising and marketing activities. Our operating expenses have remained in the low $300 million range since 2020 when we took early action to align our expenses with our business, putting ourselves in a position to weather the current economic environment.

During the fourth quarter, we incurred a restructuring charge of approximately $8 million related to ending camera production in Guadalajara, Mexico. We expect camera production facilities in China and Thailand to meet future demand.

Our balance sheet is healthy and we ended Q4’22 with $367 million in cash, cash equivalents and marketable securities, up $19 million sequentially including $8 million in share buy-backs. Fourth quarter collective cash net of debt was $224 million, up 9% sequentially.

Additionally, our days’ sales outstanding was 22 days, reflecting the business model shift to our GoPro.com channel. We’ve continued to manage both supply chain and our inventory, which ended the year at 55 days.

Here are a few high-level thoughts regarding 2023. In the current environment visibility is challenged and forecasting is difficult. Therefore, we will provide first quarter guidance along with limited commentary on 2023. Our current perspective for the year contemplates the following:

•The macroeconomic environment is expected to remain challenged through at least the first half of 2023 including the possibility of a recession leading to continued cautious consumer spending.
•A strong USD at current levels (or worse) will continue to pressure revenue, margins and profitability.
•We assume the U.S. dollar will remain at current levels relative to the Australian dollar, British pound, Euro, and Japanese yen. Our first quarter 2023 outlook reflects anticipated Fx impact to revenue, margin and earnings of more than $6 million compared to Q1 2022. We have assumed the following exchange rates for Q1’23 and 2023:

AUD	0.71
EURO	1.09
GPB	1.24
JPY	130
•We will continue to invest in technology and innovation to add complementary technologies to our portfolio that increase TAM and are accretive to our core business.
•We expect to maintain stock buy-backs of at least $40 million and end 2023 with cash in a range of $320 to $350 million.

First Quarter 2023 Guidance

Q1'23 Guidance
Revenue	$165M +/- $5M
Unit sell-through	~525ku
Street ASP	~$400
Gross margin	36.0% +/- 50bps
Non-GAAP loss per share	$(0.17) +/- $0.02

The first quarter has historically been our weakest quarter from a demand perspective and we expect it to remain so in 2023. In addition, we continue to navigate some unique economic dynamics, particularly in the U.S. and Europe, which are considered in our guidance.

For first quarter 2023, we expect to deliver revenue of approximately $165 million, down 24% year-over-year based on the midpoint of guidance. We estimate first quarter Street ASP to be approximately $400. We anticipate Q1’23 unit sell-through to be approximately 525,000 units, or down 9% year-over-year.

While the absolute level of inventory in the channel entering 2023 is in-line with prior year balances, weeks of inventory entering the first quarter is slightly higher due to anticipated lower demand resulting from the macroeconomic environment as well as retailers continuing to reduce their inventory. We expect channel inventory to decline in the first quarter of 2023 by nearly 50,000 units as we anticipate further inventory tightening by retail and distribution partners.

We expect first quarter gross margin to be 36.0% at the midpoint of guidance, and we estimate in constant currency gross margin would be approximately 39.0%, down from 42.0% in the prior year quarter. The year-over-year decline in gross margin percentage is primarily related to a strengthening U.S. dollar, followed by component price increases and product mix.

We expect an EPS loss for Q1’23 of $0.17 at the mid-point of guidance.

We expect shares outstanding to be approximately 156 million shares in the first quarter based on our current stock price and expectation of a loss position.

We expect our GAAP effective tax rate in 2023 to be in a range of 20% to 25%. Non-GAAP tax expense is primarily related to actual cash tax paid as we utilize our U.S. NOLs and other tax attributes to offset tax expenses. We expect non-GAAP tax expense to remain low in a range of $2.0 million to $2.5 million in 2023. And, for the first quarter, we expect less than $0.5 million in tax expense.

For 2023 we will manage the business with the following priorities:

•Commitment to maintaining profitability and cash generation
•Commitment to continued share buy-backs
•Investments in the people, technology and innovation that we believe will drive subscriber growth, retention and ultimately, LTV
•Grow our subscriber base and subscription and service revenue to over $100 million

While challenging in the present, we believe that currencies and the macroeconomic environment will improve over time. With our market leading products and a highly effective business model, we believe we will generate solid earnings once macroeconomic conditions improve and currency exchange rates normalize. Our business fundamentals are sound and we are confident that we have the balance sheet strength to weather the current economic environment. We expect these strengths, combined with our compelling hardware, software and subscription roadmap, will enable GoPro to emerge as an even larger and stronger company in the future.